Exhibit 99.1

Investor Relations

712.732.4117

(August 14, 2008)

Third Quarter Financial Results Reported by Meta Financial Group (CASH)

107% growth in non-interest income at Meta Payment Systems highlights third quarter.

Highlights for the third quarter and nine months ending June 30, 2008

•                  Quarterly revenue rose 28% and was 31% higher year to date, adjusted for the 2007 sale of four branches

•                  Meta Payment Systems third quarter 2008 non-interest income increased 107% over the 2007 quarter

•                  A loss of ($0.4) million was reported for the third quarter with net income of $1.9 million year  to date

•                  MetaBank non-performing assets ratio remained strong at 0.36%

•                  Meta Payment Systems® (MPS) filed five additional patents related to various payment products

STORM LAKE, IOWA – (August 14, 2008) Meta Financial Group (the Company) reported a diluted loss of 16 cents per share for the third quarter of 2008 on a net loss of $0.4 million compared to diluted earnings per share of 96 cents and net income of $2.6 million for the third quarter of 2007.  The 2007 quarter included a $3.3 million pre-tax gain on the sale of four branches in northwest Iowa.  Year to date earnings for the nine months ending June 30 are $1.9 million or 72 cents per diluted share compared to 2007 results of $0.6 million of net income or 23 cents per share.

President and Chief Executive Officer J. Tyler Haahr stated, “We are excited by the growth trajectory at Meta Payment Systems and the stability of the MetaBank loan portfolio.  MPS third quarter fee revenue more than doubled year-over-year and our continuing investment in MPS provides a platform for sustaining the high rate of growth in the division as well as product innovation, as underscored by the five additional patents filed during the quarter.  Meanwhile, despite difficult industry conditions, we are pleased with the overall credit quality and stability of our loan portfolio.”

	Three Months Ended			Nine Months Ended
Summary Financial Data *	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07
Net Interest Income – millions	$6.0	$6.2	$5.1	$17.5	$15.5
Non Interest Income – millions	8.5	12.3	8.0	26.9	16.5

Net Income (Loss) – millions	$(0.4)	$3.0	$2.6	$1.9	$0.6
Diluted earnings (loss) per share	(0.16)	1.16	0.96	0.72	0.23

Net interest margin	3.32%	3.59%	3.45%	3.45%	3.30%
Non-performing assets -% of total assets	0.36%	0.39%	0.29%

MPS active cards – millions	12.1	11.4	7.9
MPS transaction volume – billions	$2.0	$2.3	$1.1	$5.7	$2.9

* Also, please see a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue for the third quarter of fiscal year 2008 reached $17.7 million compared to $17.1 million for the same quarter in fiscal year 2007.  Prior year revenue contained a $3.3 million gain on sale of four bank branches in northwest Iowa.  Excluding the effect of that transaction, revenue grew by $3.9 million or 28%.  That growth was driven by increased Meta Payment Systems card fee income from both existing relationship growth and new programs.  The Company experienced relatively flat interest income.

Revenue for the nine months ending June 30, 2008 was $54.9 million compared to $45.1 million in 2007, an increase of $9.8 million or 22%.  Adjusting for the branch sales, revenue increased $13.1 million or 31%.  Interest Income was down slightly, $0.7 million or 2%, on lower average yields.

Net Interest Income

Net interest income for the third quarter was $6.0 million, up $0.9 million or 17% from the same quarter last year.  This growth reflects an increase of $126.5 million in interest-earning assets and was offset in part by a 13 basis point decrease in the Company’s net interest margin.  Net interest margin was 3.32% for the 2008 quarter compared to 3.45 % in the third quarter of 2007.  Both asset yields and liability costs decreased by over 100 basis points compared to the prior year period.  As of June 30, 2008, low- and no-cost checking and prepaid card deposits represented 66% of total deposits compared to 53% one year earlier, due to a 39% growth in card-related deposits at MPS.

Net interest income for the nine months ending June 30, 2008 was $17.5 million up $1.9 million or 13% higher than 2007.  Contributing to this increase was an 8% increase in earning assets, a shift in earning assets to higher-yielding loans, and a 15 basis point increase in net interest margin as reduced funding costs outpaced higher asset yields.

Non-Interest Income

2008 third quarter non-interest income reached $8.5 million, an increase of $0.6 million, or 7%, over the same quarter in 2007.  Non-interest income grew by $3.9 million or 84% adjusted for the $3.3 million gain on the sale of four former northwest Iowa branches in 2007.

MPS fee income grew by $3.9 million or 107% as all product lines were higher than the 2007 quarter.  MPS also continued its controlled roll out of iAdvance, its new patent-pending micro-credit product.  Thus far, iAdvance pilot performance has validated expectations.  MPS third quarter revenue was down from the prior quarter by $3.4 million primarily due to the seasonal reduction in tax related programs.  Although third quarter results have historically been slower than the second and fourth quarters, the development of new products and the expansion of existing product offerings should begin to make seasonality less pronounced.

2008 year-to date non-interest income of $26.9 million reflects growth of $10.5 million or 64%; $13.8 million or 105% when adjusted for the gain on the 2007 branch sales.  MPS fee income accounts for $13.6 million of the comparable period growth.  Approximately two thirds of the MPS growth comes from product lines launched since June 30, 2007.

Non-Interest Expense

Non-interest expense grew $5.7 million, or 60%, to $15.1 million from the third quarter of fiscal year 2007 to the same period in the current fiscal year.  The bulk of the increase occurred in card processing, personnel, occupancy and equipment expense and primarily is related to continued growth in MPS.

Compensation expense was $6.6 million for the third quarter of fiscal year 2008 up $1.8 million or 37% from the same period in 2007.  The increase primarily supported new program growth within MPS.

Card processing expense was $2.0 million higher than the same period in 2007, primarily due to increased sales and transaction volumes from the expansion of existing and new card programs at MPS.

The Company’s occupancy and equipment expense was $0.9 million higher than the same period in 2007, primarily driven by the addition of administrative office space in Sioux Falls and Omaha to support growth at MPS and a new branch office in Des Moines as well as investment in computer hardware and software to support expanding product development efforts and meet compliance requirements based on the PCI Data Security Standard.

Other general and administrative expenses rose primarily due to the increase in the number of employees and the general increase in business activities.

Credit Quality

The Company’s credit quality remains stable.  Non-performing loans at June 30, 2008 were $2.8 million representing 0.66% of total loans compared to $2.3 million, or 0.64% at September 30, 2007.  The Company believes it has been thoughtful in extending credit to new borrowers and has continued to actively manage risk profiles on existing customers.  The Company’s underlying credit trends are strong, and the Company continues to foster a conservative credit culture.  The Company does not have any direct exposure to subprime mortgage loans or securities.

Loans

Total loans, net of allowance for loan losses, increased $67.7 million, or 19%, to $423.3 million during the nine months ended June 30, 2008.  This increase primarily relates to growth of $42.3 million in loans for commercial real estate, $7.6 million in consumer loans, and $7.5 million in agriculture operating.  The increase in the consumer loan portfolio is primarily from MPS credit-related programs.

Deposits and Other Liabilities

The Company continues to grow its low- and no-cost deposit portfolio as a result of new and existing program growth at MPS.  June 30, 2008 prepaid card deposits were $320.5 million, up $90.5 million, or 39%, from June 30, 2007.

Business Segment Performance

Meta Payment Systems

Year-over-year MPS revenue (interest income plus non-interest income) grew by 90%, from $5.3 million in the third quarter of 2007 to $10.1 million in the 2008 quarter.  It now comprises 57% of the Company’s total revenue from continuing operations compared to 31% of total revenues in the same quarter last year and 39% when adjusted for the $3.3 million gain on the 2007 sale of the northwest Iowa branches.  MPS recorded a net loss of $0.2 million, or $0.07 per diluted share, for the third quarter of fiscal year 2008, compared to net income of $0.5 million, or $0.20 per diluted share, for the same period last year, in line with management’s expectations.  Net income for the quarter was impacted by seasonal factors, continued investment in support of future growth initiatives and a 196 basis point reduction in the average transfer pricing yield from 5.22% in the third quarter of 2007 to 3.26% in the 2008 period, consistent with market conditions.

Non-interest income, primarily card fees, grew 107% from $3.7 million in the 2007 third quarter to $7.6 million in 2008.  Interest income increased from $1.7 million in 2007 to $2.5 million, or 52%, in the 2008 third quarter.

Traditional Banking

The Traditional Banking segment recorded a net loss of $0.1 million, or $0.05 per diluted share, for the third quarter of fiscal year 2008, compared to net income of $2.4 million, or $0.89 per diluted share for the same period last year.  The prior year results include $2.0 million of net income related to the aforementioned branch bank sales.  Net interest margin compressed during the third quarter but was offset by an increase in average earning assets from the same period in 2007 to remain relatively flat in total.  The provision for loan losses increased by $0.6 million from the prior year due to loan portfolio growth.

Other Information

Please see the Meta Financial Group, Inc. press release issued on March 31, 2008, regarding the sale of its MetaBank West Central subsidiary.  This transaction, which involved the sale of the stock of MetaBank West Central, closed on March 28, 2008 and is included in financial results for the nine months ending June 30, 2008.

On February 15, 2008, the Company announced that it was investigating a possible defalcation regarding the issuance of fraudulent certificates of deposit by a former employee over a number of years.  We believe that there are some $4.2 million of fraudulent CDs outstanding to various financial institutions.  At this point, there has been no determination of liability for the Company.  While we do not expect the Company to be held liable for the fraudulent activity, the Company believes its insurance will provide coverage in such an event.

Meta Financial Group and MetaBank continue to meet regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at www.metacash.com.

Corporate Profile: Meta Financial Group, Inc®. (doing business as Meta Financial Group) is the holding company for MetaBank and Meta Trust Company®.  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Thirteen retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank and Meta Trust, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address the following subjects:  future operating results; customer retention;

loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statement of Financial Condition

(Dollars In Thousands)	June 30, 2008	September 30, 2007
Assets
Cash and cash equivalents	$27,599	$86,320
Investments and mortgage-backed securities	232,546	158,701
Loans receivable, net	423,338	355,612
Other assets	98,251	85,447
Total assets	$781,734	$686,080

Liabilities
Deposits	$544,496	$522,978
Other borrowings	176,227	78,534
Other liabilities	11,611	36,470
Total liabilities	$732,334	$637,982

Shareholders’ equity	$49,400	$48,098
Total liabilities and shareholders’ equity	$781,734	$686,080

Consolidated Statements of Income

	For the 3 Months		For the 9 Months
	Ended June 30:		Ended June 30:
(Dollars In Thousands, except per share data)	2008	2007	2008	2007
		(As Restated)		(As Restated)
Interest income	$9,171	$9,157	$27,965	$28,660
Interest expense	3,180	4,058	10,484	13,127
Net interest income	5,991	5,099	17,481	15,533
Provision for loan losses	125	(500)	195	3,338

Net interest income after provision for loan losses	5,866	5,599	17,286	12,195
Non-interest income	8,529	7,956	26,944	16,450
Non-interest expense	15,140	9,475	44,281	27,069
Income (loss) from continuing operations before income tax expense (benefit)	(745)	4,080	(51)	1,576
Income tax expense (benefit) from continuing operations	(335)	1,642	(54)	795
Income (loss) from continuing operations	(410)	2,438	3	781

Gain on sale from discontinued operations before taxes	—	—	2,309	—
Income (loss) from discontinued operations before taxes	—	45	76	(455)
Income tax expense (benefit) from discontinued operations	—	(81)	500	(269)
Income (loss) from discontinued operations	—	126	1,885	(186)

Net income (loss)	$(410)	$2,564	$1,888	$595

Earnings (loss) per common share
Basic-income (loss) from continuing operations	$(0.16)	$0.96	$-	$0.31
Basic-net income (loss)	$(0.16)	$1.01	$0.73	$0.24
Diluted-income (loss) from continuing operations	$(0.16)	$0.91	$—	$0.30
Diluted-net income (loss)	$(0.16)	$0.96	$0.72	$0.23

Selected Financial Information

For the 9 Months Ended June 30,	2008	2007
Return on average assets-continuing operations	0.00%	0.15%
Return on average equity-continuing operations	0.01%	2.32%
Average shares outstanding for diluted earnings per share	2,606,904	2,515,266

At Period Ended:	June 30, 2008	September 30, 2007
Equity to total assets	6.32%	7.01%
Book value per common share outstanding	$19.00	$18.57
Tangible book value per common share outstanding	$18.22	$17.99
Common shares outstanding	2,599,361	2,589,717
Non-performing assets to total assets-continuing operations	0.36%	0.38%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588